PRO EXECUTIVE OFFICE SUITES
EXECUTIVE SUITE SUB-LEASE AGREEMENT

THIS SUB-LEASE AGREEMENT is made this 3 day of November 2004.
1.
1.01	Definitions and TENANT Information - The capitalized items listed below will have, in the context of this Lease Agreement, the meanings indicated.
A)	LESSOR: Professional Resource Options, Inc., a Florida corporation, having its principal place of business at the Building, d/b/a PRO Executive Office Suites, hereinafter known as “PRO”.
B)	BUILDING: 20801 Biscayne Blvd., Suite 403, Aventura, FL 33180, and the grounds and parking areas related thereto.
C)	TENANT: SmartMetric, Inc

Contact for Leasing Issues	Contact for Billing Issues
Colin Hendrick	Same
67 Wall Street Level 22
New York, NY 10005

D)	COMMENCEMENT DATE: December 1, 2004

E)	TERMINATION DATE: May 31, 2005

F)	RIGHT OF EARLY TERMINATION BY LESSOR: LESSOR SHALL HAVE THE RIGHT TO TERMINATE THIS LEASE AGREEMENT AT ANY TIME UPON FORTY FIVE (45) DAYS ADVANCE WRITTEN NOTICE TO TENANT.

G)	FACILITIES RENTED: North #8

H)
RENT: TENANT agrees to pay to LESSOR during the term of this Lease Agreement without demand, set off, reduction or abatement the sum of $4,200.00 plus applicable sales tax, comprised of equal monthly installments of $700.00 plus applicable sales tax, due on or before the first day of each month.

I)	ADVANCE RENT: $ [All services are quoted on a monthly basis - see “Initial Invoice”]

J)	SERVICES PROVIDED TO TENANT

Monthly rent includes one (2) connectivity package, which consists of up to four (4) Lines Answered/Telephone Units, three (3) Voice Mails and one (1) High Speed Internet Connection. This will include Answering Service with a receptionist, telephone rental, voice mail and an Internet connection provided by a T1, DSL, or Cable.

Internet service will be provided by an established carrier and it’s speed, reliability and connectivity will not be the LESSOR’S responsibility. TENANT and LESSOR hereby understand and agree that Internet connectivity cannot be 100% relied upon and that from time to time, the Internet connection may not be available due to but not limited to provider outages, hardware & software problems and tenant viruses. Further, TENANT agrees to indemnify LESSOR and hold LESSOR, Professional Resource Options and it’s officers, employees and agents harmless from and against all claims, demands, losses, obligations, liabilities, causes of action, suits, judgments, damages, costs and expenses (including attorneys’ fees and court costs (collectively “Claims, Losses and Costs”)) arising from or asserted by third parties in connection with the unavailability or unreliability of Internet connection. See Rules & Regulations for further policies regarding Internet viruses, computer software requirements, maintenance, etc.

TENANT, with written consent from LESSOR, may be permitted to add additional voice/data lines to office(s) leased. Additional charges for voice, fax and data are listed below. There will be a $75.00 per line installation charge for all phone and fax lines installed in leased office(s). There will be a $150 Internet Setup Fee charged which will include the configuration of computer, connection to Internet, verification of virus-scanning software and any other necessary functions for connectivity. TENANT will allow LESSOR to scan for viruses any and all computers to be connected to the Internet and TENANT will be responsible for installing and updating current virus-scanning software. TENANT understands and agrees that LESSOR may terminate Internet connection to any or all computers which LESSOR deems to have a virus that may be negatively affecting the integrity of the Internet network or for any other reason.

LESSOR may offer to provide TENANT with local and long distance services. Monthly costs will be provided in writing to TENANT at the time of offer. Should TENANT accept said offer, those monthly costs will be permanently incorporated into this Lease Agreement and will be billed monthly along with the rent and additional services.

TENANT agrees to pay for the following one-time and monthly services provided below:

• A phone line installation fee of $75 per line, plus applicable sales tax is due upon lease execution and prior to occupancy.
• Additional voice lines (not including first two (2) which are included in monthly rent) installed in office(s) leased will be billed at $30 each line per month and will include phone answering and voice mail.
• Additional fax lines installed in office(s) leased will be billed at $15 each line per month.
• Maximum number of calls per company per day is fifty (50). If number of calls per day exceeds fifty (50), TENANT will be charged an additional $25 per month.
• Additional Internet ports and/or additional computers added to network will be billed at $25 per month per computer plus a $20 per month hub storage fee. TENANT may install hub in leased office(s) but must be configured by a PRO technician or PRO Vendor at TENANT’s expense. See Rules & Regulations for costs associated with Internet maintenance and installation.
• Photocopies will be billed at $.15 per copy.
• Faxes will be billed at $.75 per page incoming and outgoing plus long distance if any.
• Telephone(s) Serial Number(s):

have been assigned to the above mentioned suite(s) and TENANT agrees to assume responsibility of caring and/or reporting immediately to the management office if these telephones become damaged, lost, or stolen. A charge of $250.00 dollars for each telephone in question, will be charged to TENANT should anything happen to these instrument(s) while assigned herein. A $50 deposit per phone is due upon lease execution and prior to occupancy. Additional phones added to leased office(s) will require an additional $50 deposit per phone.

•	Personal Fax Machine or Copier in office will be billed at $20.00 per month.
•	Furniture Rental: One executive desk and desk chair, two side chairs, and a file cabinet or credenza. Additional furniture will be billed as follows:

i)	Large desk will be billed at $30 per month
ii)	Small desk will be billed at $20 per month
iii)	Desk chair will be billed at $10 per month
iv)	Side chair will be billed at $5 per month
v)	Credenza will be billed at $25 per month
vi)	Bookcase will be billed at $15 per month
vii)	2-drawer file will be billed at $15 per month
viii)	4-drawer file will be billed at $25 per month
ix)	Conference table and 6 chairs will be billed at $95 per month
•	Conference Room Time shall be $25.00 per hour for conference room. TENANT shall receive five free hours per month. Any hours not used during the month shall expire at that month’s end.
•	Security Card and Keys:
Cost of security cards and suite keys is $35.00 non-refundable and due upon lease execution and prior to occupancy.
•	The door signage and directory strip cost (one time fee) is $150.00.

The following will appear on the Suite Door and Directory Strip:

K)	BUSINESS OF TENANT:
L)	DESIGNATED EMPLOYEES:

M)	ENTRANCE DIRECTORY CODE NUMBER:
i)	The following have been given Security Cards and Codes:

N)	PHONE GREETING INSTRUCTIONS:
Good Morning/Afternoon:

O)	EMERGENCY CONTACT:
Name:
Phone:
Fax:
P)	MAIL FORWARDING:
Q)	SOCIAL SECURITY NUMBER:
  FEDERAL TAX I.D. NUMBER:
  TYPE OF ENTITY:
  STATE OF INCORPORATION OR PARTNERSHIP:
  SALES TAX ID NUMBER:
R)	HOW INTRODUCED TO LESSOR:

S)	FUTURE SERVICE REQUIREMENTS:

T)	ADDITIONAL DEFINITIONS:
i)
BUSINESS HOURS: 8:30 a.m. to 5:30 p.m. Monday through Friday, except the following holidays: New Year's Day - January 1st; Washington's Birthday; Memorial Day; Independence Day - July 4th; Labor Day -first Monday in September; Thanksgiving -last Thursday and Friday in November; Christmas Day - December 25th.

ii)
COMMON AREAS: That space within the Demised Premises, other than the office(s) or offices leased to other Tenants, which is used by, or available for use by, all of the Tenants, their employees, agents and invitees. This space includes, but is not limited to, the reception area, corridors, equipment rooms, kitchen facilities and copy area.

iii)	DEMISED PREMISES: That space described in Article 1.01(g) of this Lease Agreement, located on the Fourth Floor of the Building.
iv)	RECOGNIZING PRO AS LANDLORD: All communications concerning but not limited to, leasing, equipment, furniture, A/C, electricity, phones/phone system, parking, and/or any services provided by PRO, must be through PRO and not GROUPE PACIFIC Corporation or any other entity. PRO will not be responsible for any actions or results from GROUPE PACIFIC Corporation as it concerns PRO’s tenants.
2.
2.01
Rental of Office(s) and Equipment: LESSOR hereby leases, and TENANT agrees to rent (a) the Demised Premises and (b) the furnishings and equipment therein. TENANT shall pay to LESSOR the Rent for the Demised Premises, in monthly installments, in advance, on the first day of each month, as set forth in Article 1.01(h).

3.
3.01
Term: This Lease Agreement shall commence on the Commencement Date and, except as otherwise specified herein, shall renew for one-year terms, unless LESSOR is notified in writing at least (60) sixty days prior to Termination Date (date) with TENANT’s intent to cancel. Thereafter, the Term shall be extended on an annual basis under this lease (subject to upward adjustments of (8%) eight percent increase for rent as provided herein), unless the tenant provides the landlord written notice of cancellation no later than (60) days prior to the end of the extension or term, as the case may be.

4.
4.01	Rights and Services: As long as TENANT is not in default hereunder, TENANT shall be entitled to the following rights and services:
a)
The use of the Demised Premises which TENANT acknowledges it will accept in an "as is" condition. Standard furnishings for the Demised Premises are indicated on the attached Office Furnishings Inventory. TENANT may request additional furnishings, and if approved by LESSOR, they will be made available to TENANT at TENANT's expense. TENANT will make no repairs, alterations, installations, or decorations, or add any electrical equipment in or to the Demised Premises, without the prior written consent of LESSOR, which consent shall not be unreasonably withheld, and should TENANT do so, then upon the termination of this Lease Agreement, TENANT shall pay to LESSOR the reasonable cost of restoring the Demised Premises to its (their) original condition.

b)
To use the Demised Premises only as an executive office(s) in the conduct of Business of TENANT, and for no other purpose whatsoever, which use shall be in accordance with the attached Rules and Regulations of LESSOR and with such other reasonable rules and regulations which LESSOR may, in the future, promulgate for the mutual benefit of all TENANTS.

c)	TENANT's Telephone Line(s), shall be answered by LESSOR in a manner specified by TENANT, during Business Hours.

LESSOR will provide TENANT with one telephone jack in each office, to which TENANT may connect its telephone set to LESSOR's telephone system. TENANT shall have the responsibility for ordering lines with Bell South. TENANT shall pay directly to the appropriate party all charges and expenses arising from the installation and use of TENANT's telephone and pay to LESSOR the reasonable cost of removing any special telephone equipment installed at TENANT's request.

LESSOR will provide telephone answering and other services associated with its telephone system after TENANT's telephone set is connected to LESSOR's system.

d)	A single listing in TENANT's name in the building directory on the first available date provided by the building management.

e)	The door signage must be ordered from LESSOR at a cost of $150.00 including installation and will be billed to the TENANT upon this lease’s execution.

f)
The immediate use of LESSOR's mailing address as set forth in the Lease Agreement, along with facsimile transmission machine numbers. All facsimile transmissions must be marked to the attention of the business name of TENANT.

g)	Reception service at the Demised Premises during Business Hours.

h)	Twenty-four hour, seven-day week access to TENANT's Demised Premises (subject to any Building rules from time to time in effect).

i)	a. Parking is available in parking lots adjacent to the building.
ii)
b. All parking areas used by CLIENT, its personnel and visitors will be at their own risk, and LESSOR shall not be liable for any injury to person or property, or for loss or damage to any automobile or its contents, resulting from theft, collision, vandalism or any other cause whatsoever.

j)	Standard maintenance and cleaning.

k)
Heating, cooling, ventilation and reasonable amounts of electricity. LESSOR will provide TENANT air-conditioning Monday through Friday 7:00 a.m. to 7:00 p.m. and Saturdays 8:00 a.m. to 1:00 p.m., except legal holidays.

5.
5.01
Designated Employees: TENANT represents that only the Designated Employees will occupy the Demised Premises, and TENANT hereby obligates itself to pay for, and authorize LESSOR to perform, those services which a Designated Employee requests. No more than three Designated Employees will be permitted, for each Office leased without the prior written consent of LESSOR. TENANT shall advise LESSOR, in writing, of any changes in its Designated Employees. Furthermore, LESSOR reserves the right to increase the monthly rent in the event that TENANT increases the number of Designated Employees.

6.
6.01	Access Cards and Keys: TENANT acknowledges receipt of the following:
a)
No more than two access cards to the entrance door to the Building will be provided per TENANT for which a $35.00 fee per card & key will be collected (check payable to PRO ); and one key to the Demised Premises for each Designated Employee. TENANT must use the locks provided by LESSOR, TENANT may install no additional locks, and no changes may be made to the locks supplied by LESSOR. LESSOR may at all time keep a key to the Demised Premises. Additional cards may be obtained with a $35.00 fee. Additional keys may be obtained at $5.00 per key.

TENANT shall pay LESSOR for each card that TENANT fails to return. TENANT shall be responsible for securing these cards and keys and shall notify LESSOR immediately following their loss. TENANT shall be liable for any loss or damage caused by unauthorized persons who, by using TENANT's access card or key, gain access to the Demised Premises, or TENANT's or LESSOR's equipment.

7.
7.01
Additional Services: TENANT and/or its Designated Employees may use LESSOR's additional services in accordance with the attached Rate Schedule which may be hereafter amended from time to time. LESSOR makes no representation that any or all the services listed on the Rate Schedule will continue to be offered throughout the term of this Lease Agreement.

Services such as reading faxes in TENANT's suite, receiving and delivering of TENANT's packages, making copies, retrieving articles in TENANT's suite, etc. shall be billed out in fifteen (15) minute increments at the going secretarial rate.

8.
8.01
Monthly Invoices: In addition to the Rent, TENANT shall pay the charges set forth on its monthly invoice for additional services ("Other Charges") provided during the prior billing period, as additional rent. LESSOR may, at its discretion, render additional invoices for expenses, which were not available in time to be included in the regular billing cycle; such additional invoices shall be paid no later than ten (10) days from their date of issuance. Upon request, specific itemization of any of the Other Charges will be provided to TENANT at TENANT's expense.

8.02
In addition to the rights set forth anywhere in this Lease Agreement, in the event that TENANT fails to pay, within ten (10) days after billing the Rent and/or the Other Charges, TENANT will be charged a $75 late fee and the outstanding amount will bear interest at an annual rate of eighteen percent (18%), or the maximum legal rate, from the due date of such amount to date of payment.

9.
9.01
County Tangible Personal Property Tax: LESSOR shall be responsible for and shall pay the County Tangible Personal Property Tax payable with respect to items of tangible personal property furnished by LESSOR in the Demised Premises. TENANT shall be responsible for paying such tax for any item of tangible personal property brought into the Demised Premises by TENANT.

10.
10.01
Performance of Services; Exclusivity; Assignment: While this Lease Agreement is in force, TENANT shall not, without the written consent of LESSOR, bring onto the Demised Premises any person not employed by LESSOR for the purpose of performing those services provided or offered by LESSOR. Furthermore, TENANT shall not offer at the Demised Premises any of the service, which LESSOR provides to its Tenants.

10.02
The right and services to which TENANT is entitled under the term of this Lease Agreement are exclusive to TENANT. Neither this Lease Agreement nor such rights and services, shall without the prior written consent of LESSOR, which may be withheld at its sole discretion, be transferred or assigned by TENANT.

11.
11.01
Hiring LESSOR Employees: TENANT agrees that it and its Designated Employees, or any entity affiliated with or controlled by it or a Designated Employee shall not, without the prior written consent of LESSOR, employ any LESSOR employee, or any person formerly employed by LESSOR within two months of their ceasing to be an employee of LESSOR, in any capacity during the term of this Lease Agreement, or within six months after the date of the termination of this Lease Agreement; TENANT further agrees that, in the event any of said parties violates this provision, TENANT shall pay LESSOR liquidated damages in the amount of $2,500 per employee hired in order to compensate LESSOR for the cost of hiring and training a replacement.

12.
12.01
Security Deposit: At the time of signing this Lease Agreement, TENANT shall: (i) deliver to LESSOR the information required by Article 1.01, which TENANT represents to be accurate in every material respect with regard to the information supplied by TENANT, (ii) pay to LESSOR the Advance Rent as stated in paragraph 1.01-I, which represents advance payment of the first month's rent, installation fees, other monthly charges and security deposit which shall be equal to 2 (two) month’s rent.

12.02
The Security Deposit shall be refundable to TENANT sixty (60) days after: a) the termination of this Lease Agreement; b) the return of all access cards and keys; c) the payment of all Rent, Other Charges, and any other outstanding charges payable by TENANT; d) the removal of any of TENANT's property; and e) TENANT's satisfactory performance of all its other obligations. There will be a $200.00 carpet, paint & cleanup charge, per office rented, automatically deducted from security deposit. Any damage or loss within the Demised Premises will be also charged and deducted from security deposit.

13.
13.01
Permits & Licenses; Conduct of Designated Employees: TENANT warrants to LESSOR that: (a) every necessary permission and/or license to carry on the business which it shall conduct in the Demised Premises, has been obtained and will be kept in force during this Lease Agreement; (b) every condition of such permission and/or license will be complied with during this Lease Agreement; and (c) everything which TENANT may transact or conduct in the Demised Premises shall be in compliance with every law, rule and regulation which may from time to time be in effect.

13.02	TENANT agrees that it and its Designated Employees will conduct business in a business-like manner without interfering with the business of other Tenants.
14.
14.01
Events of Default: Upon the happening of one or more of the events set forth below (any of which is referred to hereinafter as an "Event of Default"), LESSOR shall have any and all rights and remedies hereinafter set forth:

a)	In the event TENANT should fail to pay any one or more Rental payment, Other Charges, or any other sums required to be paid hereunder, as and when the same become due;
b)
In the event a petition in bankruptcy (including Chapter VII and Chapter XI bankruptcy proceedings or any other reorganization proceeding under the Bankruptcy Act) be filed by or against the TENANT and such petition is not dismissed within thirty days from the filing thereof, or in the event TENANT is adjudged as bankrupt or makes an assignment for the benefit of creditors, or an appointment by any court of a receiver or other court officer of TENANT's property and such receivership is not dismissed within thirty days from such appointment;

c)
In the event TENANT removes, attempts to remove, or permits to be removed from the Demised Premises except in the usual course of trade, the goods, furniture, effects or other property of the TENANT brought thereon;

d)
In the event TENANT, before the expiration of said term, and without the written consent of LESSOR, vacates the Demised Premises or abandons possession thereof, or ceases to use the purposes herein expressed;

e)
In the event of an execution or other legal process is levied upon the goods, furniture, effects or other property the TENANT brought on the Demised Premises, or upon the interest of the TENANT in this Lease Agreement, and the same is not satisfied or dismissed within ten days from such levy; or

f)
In the event TENANT violates any other term, condition, or covenant on the part of TENANT herein contained, or of LESSOR's Rules and Regulations, and fails to remedy the same within ten days after LESSOR thereof gives TENANT written notice.

g)
In the event TENANT smokes cigarettes, cigars, pipes or burns incense in the Demised Premises or in any of the entries, passages, elevators common areas, hallways, or stairways of the Demised Premises or Building or permits its guests, invitees, agents, servants or employees to smoke in the Demised Premises, or in any of the entries, passages, elevators, common areas, hallways or stairways of the Demised Premises or Building.

14.02
Security Interest; Events of Default: As further security for the payment of Rent and Other Charges TENANT grants to LESSOR a security interest in: (i) all personal property in the Demised Premises; and (ii) all of the proceeds from said property. If any Event of Default occurs LESSOR shall have all the remedies of a secured party under the laws of the State of Florida including the rights to enter the Demised Premises and to take possession of, and remove the collateral.

14.03	If any Event of Default occurs, LESSOR shall have the right, at its option:
a)	To terminate this Lease Agreement upon three days written notice to TENANT and to thereupon reenter and take possession of the Demised Premises.
b)
To reenter and re-let the Demised Premises, or any part thereof, with or without legal process, without terminating the Lease Agreement, as the agent for the account of TENANT on such terms as LESSOR deems advisable or satisfactory, in which event the rents received on such re-letting shall be applied first to the expenses of such re-letting and collection, including but not limited to necessary renovation and alterations of the Demised Premises, reasonable attorneys' fees, any real estate commissions paid, and thereafter toward payment of all sums due or to become due hereunder, and if a sufficient sum shall not be thus realized or secured to pay such sums and other charges, at LESSOR's option TENANT shall pay LESSOR any deficiency monthly, notwithstanding whether LESSOR may have received rental in excess of the rental stipulated in this Lease Agreement in previous or subsequent months, and LESSOR may bring an action therefor as such monthly deficiency shall arise or at LESSOR's option, the entire deficiency which is subject to ascertainment for the remaining term of this Lease Agreement, shall be immediately due and payable by TENANT. Nothing herein shall be construed to require LESSOR to reenter and re-let in any event. LESSOR shall not, in any event, be required to pay TENANT any surplus of any sums received by LESSOR on re-letting of said premises in excess of the rent provided in this Lease Agreement. No entry of LESSOR shall constitute an acceptance of a surrender of this Lease Agreement.

If any Event of Default occurs, LESSOR shall have the right, at its option, to declare the rents for the entire remaining term and other indebtedness, if any, immediately due and payable without regard to whether possessions shall have been surrendered to or taken from LESSOR and may commence action immediately thereupon and recover judgment there-for.
In addition, in any Event of Default, LESSOR at its sole discretion shall have the right to:

a)	apply the Security Deposit to the payment of any sums owed by TENANT;
b)	refuse to accept TENANT's mail or telephone calls.

Any such action by LESSOR shall in no way prejudice any claim LESSOR may have against TENANT. The TENANT shall pay collection expenses, costs and reasonable attorneys' fees incurred in connection with LESSOR's efforts to enforce the terms of this Lease and/or to collect funds owed to it by TENANT, at all judicial levels. LESSOR shall in no way be liable to compensate TENANT for any damages which TENANT may suffer because of such action lawfully taken by LESSOR.

14.04
With regard to its security interest in the TENANT’s personal property, LESSOR shall have the right, in the event TENANT shall fail to cure any default within ten business days following the receipt of mailing of certified written notification of LESSOR' intention to dispose of the contents of the Demised Premises and any other property of TENANT located in the Demised Premises, to cause the same to be sold in accordance with the laws of the State of Florida and to reimburse itself from the proceeds of such sale. TENANT shall be liable for any deficiency and reasonable expense LESSOR shall incur in connection with the said disposal. Any and all rights, remedies, and options given in this Lease Agreement to LESSOR shall be cumulative and in addition to and without waiver of, or in derogation of, any right or remedy given to it under any law now or hereafter if effect. This paragraph does not serve to alter the three day time period set forth in paragraph 14.03(a).

15.
15.01
Not Responsible for Personal Property: TENANT agrees that LESSOR is not responsible for any personal property left by TENANT, or by any employee or invitee of TENANT, in or at the Demised Premises, or in the custody of LESSOR. TENANT acknowledges that LESSOR is not insured for the loss of or damage to such property resulting from any cause whatsoever.

16.
16.01
Mail Service & Telephone Equipment, Not Responsible: TENANT agrees that LESSOR is not responsible for any loss or damage: (a) to any item caused by the U.S. Postal Service or any other carrier or private delivery service, or (b) arising out of telephone equipment or service provided by LESSOR or by Southern Bell, AT&T, any private telephone supplier or by any other licensed common carrier.

17.
17.01
Mail Service After Termination: Upon termination of this Lease Agreement, TENANT shall advise LESSOR whether it shall continue to receive mail for TENANT; the charge for said service being based on the Rate Schedule. If TENANT does not elect to have LESSOR continue to receive its mail, then LESSOR shall hold mail for TENANT pickup for approximately thirty (30) days, during which time TENANT shall notify its customers of the address change. After said period, LESSOR shall return all mail to sender.

18.
18.01
Damage to Office(s), Demised Premises, Building and Equipment; Surrender: TENANT shall be responsible for any damage, other than ordinary wear, caused by TENANT, its Designated Employees, servants, agents or invitees to the Demised Premises, Building or Equipment rented by TENANT from LESSOR, and at the termination of this Lease Agreement, the same shall be surrendered, in good order and condition, with the Demised Premises being broom clean and TENANT's property having been removed. TENANT shall reimburse LESSOR for the replacement or repair cost of any such damage or any missing article. Any of TENANT's property not removed upon termination of this Lease Agreement shall be deemed abandoned, and LESSOR may, in its sole judgment, keep or dispose of said property with or without consideration.

19.
19.01
Notices: Any notice under this Lease Agreement must be in writing and is to be considered validly delivered if it is sent by certified mail, return receipt requested, to LESSOR or TENANT at the address designated in the Article 1.01; either address may be amended in writing.

20.
20.01 Waiver of Subrogation. LESSOR and Tenant each hereby waive any and all rights of recovery against the other (and against the officers, employees and agents of the other party) for loss of or damage to such waiving party or its property, including loss to the business of such waiving party, where such loss or damage is normally covered by insurance or would have been covered by insurance proceeds payable under any policy required to be maintained under this Lease, regardless of whether the negligence of the other party caused such loss; however, LESSOR’s waiver shall not include any deductible amounts on insurance policies carried by LESSOR or any coinsurance penalty which LESSOR may sustain. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

20.02
Indemnity Subject to Section 20.01, Tenant shall indemnify, defend and hold LESSOR, Professional Resource Options, Inc., and each of their respective parents, shareholders, partners, lenders, contractors, affiliates and employees (collectively, “LESSOR INDEMNITEES”) from and against all claims, demands, losses, obligations, liabilities, causes of action, suits, judgements, damages, costs and expenses (including attorneys’ fees and court costs (collectively “Claims, Losses and Costs”)) arising from or asserted by third parties in connection with (i) any act, event or occurrence in or about the Premises, (ii) Tenant’s breach of any of its covenants under this Lease including those contained in all the Exhibits attached hereto, (iii) the use or occupancy of the Premises by Tenant or any person using or occupying the Premises under or through Tenant, or (iv) any act, omission, negligence o misconduct of Tenant, or of any person using or occupying the Premises under or through Tenant or of any contractor, employee, agent or visitor of Tenant in or about the Premises or the Project, even though caused or alleged to be caused by the negligence or fault of LESSOR or its LESSOR INDEMNITEE. This Section 20.02 is intended to provide LESSOR and LESSOR’s INDEMNITEES with indemnification against the consequences of their own negligence when LESSOR or its INDEMNITEES are jointly, comparatively, contributively, or concurrently negligent with Tenant; provided, however, Tenant shall not be obligated to so indemnify LESSOR or any of LESSOR’s INDEMNITEES from matters arising from or caused by the sole willful misconduct or gross negligence of LESSOR or any of LESSOR’s INDEMNITEES each acting within the scope of its authority on behalf of LESSOR. This section 20 shall survive termination or expiration of this Lease. If any proceeding is filed or claim asserted for which indemnity is provided hereunder, Tenant, agrees, upon request therefor, to defend the LESSOR and LESSOR INDEMNITEES at Tenant’s sole cost utilizing counsel satisfactory to LESSOR, in its sole and absolute discretion.

21.
21.01
Estoppel Certificate: TENANT shall, within three (3) days after each request by LESSOR, execute, acknowledge and deliver to LESSOR a written statement (a) certifying that this Lease Agreement is unmodified and in full force and effect (or if there have been modifications, stating the modifications), (b) specifying the dates to which the Rent and Other Charges payable by TENANT have been paid, (c) stating whether or not, to the best knowledge of TENANT, any event has occurred which would constitute a default by LESSOR and, if so, specifying each such event. Any such statement may be relied upon by any prospective transferee or assignee of LESSOR. TENANT's failure to deliver such statement to LESSOR within ten (10) days after request therefore shall constitute an event of default.

22.
22.01
Substitute Office(s); Reconfiguration of Demised Premises: LESSOR shall have the right at any time during the term hereof, upon giving TENANT not less than seven (7) days prior written notice, to provide TENANT with similar space elsewhere in the Demised Premises and to place TENANT in such space, with LESSOR to pay all reasonable costs and expenses thereby incurred. Should TENANT refuse to permit such a move, LESSOR shall have the right to cancel and terminate this Lease Agreement effective 30 days (30) days from the date of original notification by LESSOR. If LESSOR moves TENANT to such new space, this Lease Agreement shall remain in full force and effect and be deemed applicable to such new space.

23.
23.01	LESSOR shall have the absolute right to make changes in the decoration and floor plan of the Demised Premises, and to the size and location of the Common Areas.
24.
24.01
Right of Entry: TENANT expressly recognizes the right of LESSOR and the building management to retain a key to the Offices(s), which may be used to permit entry by said parties or other persons for (i) those instances in which entry is permitted under the Lease Agreement, (ii) in order for LESSOR to fulfill its obligations under this Lease Agreement, (iii) for emergency purposes, (iv) in the event of reentry under this Lease Agreement, and (v) the purpose of exhibiting the Demised Premises at reasonable times within (60) days before the expiration of this Lease Agreement.

25.
25.01
Insurance: TENANT shall maintain in full force and effect bodily injury and public liability insurance in an amount not less than One Hundred Thousand ($100,000.00) for each injury to and or death of any person or persons; not less than Three Hundred Thousand ($300,000.00) for each incident; property damage insurance naming our equipment including but not limited to furniture and phone equipment. In addition, TENANT agrees that it will obtain, and keep in force during the term of this Lease Agreement, at its expense, a comprehensive general liability insurance policy, in a face amount of at least $500,000.00 per occurrence, which policy shall name LESSOR as an additional insured.

26.
26.01
Fire or Other Casualty: In the event that fire or other casualty makes the Demised Premises untenantable, or makes so much of the Common Areas untenantable as to interfere with the conduct of TENANT's business, then LESSOR shall have ninety (90) days to make said space tenantable. If this can not be done within said time period, then either party may cancel this Lease Agreement, upon fifteen (15) days written notification to the other. During any period of untenantability for the reasons hereunder, Rent shall be abated, and in the event of cancellation, Rent shall be paid to the date of the fire or casualty.

27.
27.01	INTENTIONALLY OMITTED.

28.
28.01	Miscellaneous Provisions: The specified remedies of LESSOR are cumulative and are not intended to be exclusive of any other remedies to which LESSOR may be lawfully entitled.
28.02
The failure of LESSOR to insist in any one or more cases upon the strict performance or observance of any obligation of TENANT or to exercise any right or option contained herein shall not be construed as a waiver of any such obligation of TENANT or any right or option of LESSOR. LESSOR's receipt and acceptance of Rent or Other Charges payable by TENANT, or LESSOR's acceptance of security deposit of any other obligation by TENANT, will be deemed a waiver of such breach, nor shall acceptance of Rent or Other Charges payable by TENANT in a lesser amount than is then due (regardless of any endorsement on any check or any statement in any letter accompanying any payment) operate either as an accord and satisfaction or as anything other than a payment on account against the earliest Rent or Other Charges then unpaid by TENANT. No waiver by LESSOR of any provision of this Lease Agreement shall be deemed to have been made unless expressed in writing and signed by LESSOR.

28.03
LESSOR shall have all of the rights and remedies for TENANT's failure to pay when due any Other Charges, as are provided in this Lease Agreement or by law or in equity for TENANT's failure to pay Rent when due.

28.04
The obligations of LESSOR under this Lease Agreement are intended to be and shall be construed as dependent covenants, and LESSOR shall not be required to perform any of its obligations if any event of default shall be continuing.

28.05	This Lease Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.
28.06
All items and words used in this Lease Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word "person" as used in this Lease Agreement shall mean a natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

28.07
This Lease Agreement constitutes the entire agreement between the parties and cannot be changed unless such change is in writing and executed by the party against whom the enforcement of the change is sought.

28.08
The terms and conditions contained in this Lease Agreement shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives.

28.09
Tenant shall not, without the prior written consent of LESSOR, assign, sublet, transfer, mortgage, hypothecate, or encumber this Lease Agreement or any estate or interest herein, whether directly, indirectly or by operation of law. LESSOR shall have the unrestricted right to assign or transfer its interest in this Lease Agreement, in which event LESSOR shall be released from all duties, obligations and liabilities arising hereunder after the assignment or transfer becomes effective, including but not limited to the transfer of any security deposit hereunder.

28.10	The captions of this Lease Agreement are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Lease Agreement or the intent of any provision hereof.
28.11
If any provision of this Lease Agreement shall be to any extent invalid or unenforceable, the remainder of this Lease Agreement shall not be affected thereby, and each provision shall be valid and enforceable to the fullest extent permitted by law.

28.12
To the extent permitted by applicable law, LESSOR and TENANT hereby waive a jury trial in any action, or counterclaim brought by either against the other on any matter whatsoever arising out of or connected with this Lease Agreement.

28.13
The parties to this Agreement recognize that this Agreement is a legal document that may effect them adversely. The parties acknowledge that prior to executing this Agreement they were given the opportunity to seek independent legal counsel regarding this Agreement. By executing this Agreement, the parties acknowledge that they have reviewed this Agreement with independent counsel or have waived their opportunity to do so.

28.14
This Agreement has been fully negotiated and neither this Agreement nor any provision hereof shall be construed against the party who drafted this Agreement or on whose behalf this Agreement was drafted.

(signatures on next page)

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

WITNESSES:	“LESSOR”

Professional Resource Options, Inc., a Florida corporation

____________________________
Print Name____________________	By:__________________________
Print Name ____________________
Title:_________________________

____________________________	Date:_________________________
Print Name____________________

“TENANT”

_____________________________

____________________________	By:__________________________
Print Name____________________	Print Name____________________
Title:_________________________
Date:_________________________
___________________________
Print Name___________________

1

GUARANTY

The undersigned hereby guarantees to LESSOR, its successors and assigns the full and prompt payment of all base rent, miscellaneous expenses and all other sums payable by TENANT, its successors and assigns under this Lease, for the term of the Lease.

This is an absolute, unconditional and continuing guarantee of payment for the term of this Lease which shall be enforceable against the undersigned without the necessity of any suit or proceeding against TENANT and without the necessity of any notice of nonpayment to which the undersigned may otherwise be entitled, all of which the undersigned expressly waives.

To the extent permitted by applicable law, LESSOR and GUARANTOR hereby waive a jury trial in any action, or counterclaim brought by either against the other on any matter whatsoever arising out of or connected with this Guaranty.

The prevailing party in any action filed to enforce this Guaranty’s terms, shall be entitled to an award of reasonable attorney’s fees and costs, at all judicial levels.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of this ____ day of ______________, 2004.

GUARANTOR

________________________________________
Signature                    Date

________________________________________
Printed Name

Tenant Name______________________________

a

Tax I.D. No.

By:
Name:
Its:

By:
Name:
Its:

RULES AND REGULATIONS

1.
TENANT, its agents, servants and employees shall not obstruct any of the entries, passages, doors, elevators, elevator doors, common areas, hallways or stairways of the Demised Premises or Building or place any material of any nature into such areas, or permit such areas to be used at any time except for their intended use.

2.
No sign, door plaque, advertisement or notice shall be displayed, painted or affixed by TENANT, its officers, agents, servants, employees, patrons, licensees, customers, visitors or invitees in or on any part of the outside or inside of Building, or Demised Premises without prior written consent of LESSOR.

3.	TENANT, its agents, servants and employees shall not bring into the Demised Premises or Building any inflammable fluids or explosives.

4.	TENANT, its agents, servants or employees shall not use the Demised Premises or the Building for sleeping purposes or for the cooking or preparation of food.

5.
The plumbing facilities in the Building shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of these provisions shall be borne by TENANT, who shall, or whose officers, employees, agents, servants, patrons, customers, licensees, visitors or invitees shall have caused it.

6.
All contractors and/or technicians performing work for TENANT within the Demised Premises shall be referred to LESSOR for written approval before performing such work. This shall apply to all work including, but not limited to, installation of telephones.

7.	TENANT shall not place drapes or anything else whatsoever in front of or in proximity of windows.

8.	No space in the Demised Premises or Building shall be used for storage of merchan-dise, or for the sale of merchandise, goods or property of any kind, or auction.

9.
Canvassing, soliciting and peddling in the Demised Premises or Building is prohibit-ed and each TENANT shall cooperate to prevent the same. In this respect, TENANT shall promptly report such activities to LESSOR.

10.
There shall not be used in the Demised Premises or in the public halls of the Building, either by TENANT or by jobbers or others, in the delivery or receipt of any property, any hand trucks, except those equipped with rubber tires and side guards.

11.	Neither TENANT nor any agent, employee, servant, patron, customer, visitor, licensee or invitee of any TENANT shall go upon the roof of the Building.

12.
The windows, doors and fixtures may be cleaned at any time. TENANT shall empty all glasses, cups and other containers holding any type of liquid whatsoever, and TENANT will dispose of waste in the office waste baskets.

13.
In the event TENANT must dispose of crates, boxes, etc., which will not fit into office waste baskets, it will be the responsibility of TENANT to dispose of same in a proper manner, and in no event shall TENANT set such items in the hallways or other areas of the Demised Premises or Building.

14.
In case LESSOR shall, in the exercise of any right herein granted, store any personal property, belonging to TENANT, LESSOR shall have the further right to charge TENANT for the cost of storage, provided however, that LESSOR shall have no liability whatsoever for loss or damage to said property, unless caused by LESSOR's gross negligence or willful misconduct.

15.
LESSOR shall have the right to prohibit any advertising by TENANT, which in LESSOR's option is harmful to LESSOR or its reputation. TENANT shall discontinue such advertising immediately upon written notification by LESSOR.

16.	TENANT, its employees, agents, servants and invitees shall at all times dress and conduct themselves in a manner acceptable for a first class office environment.

17.
LESSOR reserves the right to modify the foregoing rules and regulations, or any of them, and to make such other and further rules and regulations as in its absolute judgment may from time to time by needful for the reputation, safety, care and cleanliness of the Demised Premises, and for the preservation of good order therein, and any such other and further rules and regulations shall be binding upon the parties hereto with the same force and effect as if they had been inserted at the time of the execution hereof, provided said rules and regulations are fair and reasonable to TENANT's business and applied without prejudice.

18.	TENANT shall in no way interfere with the business of any other TENANT in the Building through any means whatsoever, including conduct, loud noises, noxious odors, etc.

19.
LESSOR will provide TENANT air-conditioning Monday through Friday 7:00 A.M. to 7.00 P.M. and Saturdays 8:00 A.M. to 1:00, (except the following holidays: New Year's Day - January 1st; Washington's Birthday; Memorial Day; Independence Day - July 4th; Labor Day - first Monday in September; Thanksgiving - last Thursday and Friday in November; Christmas Day - December 25th).

20.
TENANT, its guests, invitees, agents, servants and employees shall not smoke cigarettes, cigars, pipes, or burn incense in the Demised Premises or in any of the entries, passages, elevators, common areas, hallways or stairways of the Demised Premises or Building. The Demised Premises and Building are smoke free areas. TENANT, its agents, servants and employees may smoke outside in the back of the Building. There is no smoking in the front entrance of the Building.

21.	TENANT will be responsible for maintaining in good conditions the door handles and locks to their offices.

22.
LESSOR will provide Internet service for some TENANTS but its reliability will not be a condition of the rent. TENANT is responsible for obtaining and maintaining antivirus software in their computers. LESSOR shall have the right at any time to perform a virus scan on any and all of TENANTS computers. Should a virus be found on any of TENANT’S computers, LESSOR may remove TENANT from Internet network until such time that LESSOR determines that the computer in question is not only free from any computer viruses but also that the TENANT has installed an updated anti-virus software. LESSOR may charge $150 for each incident where a virus is detected on a TENANT’S computer. LESSOR may choose to eliminate the virus using special software programs available to LESSOR or may request that TENANT remove the virus.

INITIAL INVOICE FOR EXECUTIVE OFFICE

1st month’s rent………………………………………	$700.00
Security Deposit……………………….……………	$1,400.00
Phone installation …………..………………………	$75.00
Signage………………………………………………	N/A
Phone deposit..……($50/phone).……………………	$50.00
Kitchen services …………………………………….	$7.50
Security card & key (2) ($35/ea.)……………………	$35.00
DSL Fast Access Internet Service….($49/month)…..	waived (one port)
Set up charge waived
Subtotal……………………………………………	$2,267.50

+7% Sales Tax	$158.73

Total Due:	$2,426.23